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                                                                   Exhibit 10.36


                                 FIRST AMENDMENT
                              TO AGREEMENT BETWEEN

                    VITAL LIVING, INC., A NEVADA CORPORATION

                                       AND

          ARIZONA HEART INSTITUTE, INC., AN ARIZONA CORPORATION ("AHI")

         THIS FIRST AMENDMENT TO THE AGREEMENT ("Amendment No. 1") is made and entered into effective the 15 day of July, 2003, by and among Vital Living, Inc., a Nevada corporation ("Vital"), Arizona Heart Institute, Inc., an Arizona corporation ("AHI").

                                    RECITALS

         WHEREAS, Vital and AHI entered into a Agreement on August 21, 2001, as supplementally by an addendum dated April 4, 2002 (The Addendum, and together with the Agreement, collectively, the "Distribution Agreement"), whereby AHI was to offer Vital's products as part of its general line of products to all AHI existing cardiovascular physician customers, hospitals and any other customers to which it currently offers product and to any new customer.

         WHEREAS, as additional consideration for AHI's services Vital granted AHI an option to purchase 1,000,000 shares of Vital's common stock at $0.35 per share (the "Options") all as provided for in Section 7 of the Agreement. Vital and AHI entered into a Stock Option Agreement dated August 21, 2001 (the "Option Agreement"). The Option Agreement and Distribution Agreement are collectively referred to as the "Agreement."

         WHEREAS, Vital and AHI desire to amend the Agreement pursuant to this Amendment No. 1.

         NOW, THEREFORE, for and in consideration of the foregoing, and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

         1.0 Net Exercise. Section 7 of the Distribution Agreement and Section 8 of the Option Agreement shall be amended as follows:

            (b) Options to acquire 100,000 shares of Common Stock shall be exercisable by net exercise. The provision for net exercise shall be as follows:

                  "Alternately, in AHI's discretion, the purchase price for options to acquire 100,000 Shares of Common Stock (the "Net Option Shares") may be satisfied by cancellation of AHI's right to acquire a certain number of Shares. In

Vital Initial _____                                            AHI Initial _____
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         any case where AHI notifies Vital of the exercise of this Option Right with respect to any or all of the Net Option Shares through cancellation of AHI's right to purchase a particular number of Shares, the number of Shares to be received by AHI on the date of exercise (the "Exercise Date") of this Option Right shall be equal to the number of Net Option Shares identified by AHI to be exercised under this Agreement. In payment for the Net Option Shares, the total number of Shares purchasable under the Option Agreement shall be reduced further by an additional number of Shares equal to the quotient of (i) and
         (ii), where (i) is the number of Net Option Shares to be exercised multiplied by thirty-five cents ($.35) per Share; and (ii) is the current fair market price of one Share (the "Market Price"). The Market Price shall be determined as follows: If the common stock is traded on a stock exchange or market, the Market Price shall be the greater of
         (y) the average of the mid-points of the closing bid and asked prices of the common stock for each of the five (5) trading days immediately preceding the Exercise Date; or (z) the average of the closing prices for the common stock on each of the five (5) trading days immediately preceding the Exercise Date. If the common stock is not traded on a stock exchange or market, the market Price shall be the highest price at which Vital sold common stock in a bona fide transaction within the twelve (12) month period immediately prior to the Exercise Date. If Vital has not sold common stock within the twelve (12) month period prior to the Exercise Date, the Market Price shall be the average price at which the common stock was sold by Vital or a shareholder of Vital in the three (3) most recent such transactions, calculated by taking the sum of the products of the number of shares in each transaction by the respective price per share received and dividing such sum by the total number of shares sold in such transactions. If neither Vital nor three (3) shareholders of Vital have sold common stock during the twelve (12) month period prior to the Exercise Date, then the Market Price shall be determined by appraisal performed by an appraiser reasonably acceptable to Vital. The expense of such appraisal shall be paid by Vital.

                  If this Option Right is exercised in part only, Vital shall, if this Agreement is surrendered for cancellation, execute and deliver a new Agreement of the same tenor evidencing the right of AHI to purchase the balance of the Shares purchasable hereunder upon the same terms and conditions as herein set forth. Upon and as of receipt by Vital of the Purchase Form at its offices or at the office of the stock transfer agent of Vital, in proper form for exercise and accompanied by payment as herein provided, AHI shall be deemed to be the shareholder of record of the Shares issuable upon such exercise, notwithstanding that the stock transfer books of Vital may then be closed or that certificates representing such Shares may not then actually be delivered to AHI."

            (c) Notwithstanding anything in this Agreement, when AHI has exercised any of the Net Option Shares, AHI will not sell, in any rolling 30 day period, in excess of 25,000 shares per such period.

Vital Initial _____                                            AHI Initial _____

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         2.0 Extension of Option Exercise Period. Section 4 of the Option
Agreement shall replace the words "two years" with the words "three years."

         3.0 Change in Commission and Payment Provisions: Notwithstanding anything in Section 6 of the Agreement to the contrary, all cash payment to be made to AHI pursuant to such Section 6 will be paid to Cordan LLC ("Cordan"). Cordan shall also be entitled to reimbursement for all actual third party expenses, up to $1,000, per quarter, such to the submission of bonafide receipts relative thereto. AHI acknowledges and agrees that as a result of this amendment, it shall no longer be entitled to any cash compensation relative to the sale of Essentum pursuant to the terms of the Agreement.

         4.0 Extension of Term. Section 8 of the Agreement is hereby modified by restating the first sentence of this section as follows:

                  The Agreement will continue for four years from the effective date of this Agreement and will automatically renew for additional one year terms unless either party gives notice of its intent not to renew the agreement not less than sixty (60) days prior to the end of the then current term.

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.

"Vital"

VITAL LIVING, INC., A NEVADA CORPORATION

By:   S/ Bradly D. Edson
      ------------------------
      Bradley D. Edson, C.E.O.


"AHI"

ARIZONA HEART INSTITUTE, INC.

By:   S/ Edward Dietrich
      ------------------------
Its:  Medical Director

CORDAN LLC

By:   S/ Edward Dietrich
      ------------------------
Its:  Managing Partner

Vital Initial _____                                            AHI Initial _____

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